Exhibit 99.2

          Key Technology Announces Stock Repurchase Program

    WALLA WALLA, Wash.--(BUSINESS WIRE)--Sept. 26, 2006--Key Technology, Inc. (NASDAQ:KTEC) announced today that its Board of Directors has authorized the Company's management to proceed with a stock repurchase program to be implemented following the release of the Company's year-end fiscal results in November. As authorized, the Company may purchase up to 500,000 shares of its Common Stock under a repurchase program to be managed by Needham & Company and conducted under the guidelines provided by Rule 10b-18 of the Securities Exchange Commission.

    "We feel that this program is good use of the Company's capital given the current trading range of our stock and our assessment of related factors," commented Thomas C. Madsen, Chairman. "It will provide increased liquidity opportunities for some of our shareholders, while also providing what we think is a good investment for our continuing shareholders."

    A subsequent press release announcing the commencement of the repurchase will be issued not less than three days prior to the initiation date.

    About Key Technology, Inc.

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

    CONTACT: Key Technology, Inc.
             Ron Burgess, Sr. Vice President and Chief Financial
             Officer, 509-529-2161
             www.keyww.com